CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made this 19th day of March, 2014, by and between Advisory Research, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware and Brien M. O’Brien (“Consultant”), an individual resident of the State of Illinois.

WHEREAS, Consultant is an investment professional formerly employed as Chairman, Chief Executive Officer and Head of Asset Management of the Company;

WHEREAS, Consultant is a party to an Employment Agreement with Piper Jaffray Companies, a Delaware company and the parent of the Company, effective January 1, 2012, as amended by that First Amendment to Employment Agreement entered into as of February 27, 2012 and that Second Amendment to Employment Agreement effective as of January 13, 2013 (collectively, the “Employment Agreement”);

WHEREAS, Consultant and Piper Jaffray Companies agreed that the Employment Agreement would be terminated without cause, and Piper Jaffray Companies delivered a Notice of Early Termination of the Employment Agreement to Consultant on October 31, 2013, such that Consultant shall remain an employee of Piper Jaffray Companies until March 31, 2014;

WHEREAS, pursuant to Section 2.6 of the Employment Agreement, the Company, as an affiliate of Piper Jaffray Companies, and Consultant have entered into good faith negotiations regarding a consulting agreement between the Company and Consultant and have mutually agreed to the terms of a consulting agreement which the Company and Consultant wish to set forth herein;

WHEREAS, the Company desires that Consultant provide services and assistance to the Company as described further herein; and

WHEREAS, Consultant desires to provide such services and assistance to the Company under the terms and conditions of this Agreement;

NOW, THEREFORE, the Company and Consultant hereby agree as follows:

1. Consulting Services

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant as a consultant and strategic advisor to perform consulting services as needed and requested by the Company, and Consultant agrees, subject to the terms and conditions of this Agreement, as may be amended in writing from time to time, to render such services during the term of this Agreement. Such services shall be limited to the client service area of expertise, and shall not involve the provision by Consultant of discretionary investment services. Consultant shall render client services hereunder at such times and places as shall be mutually agreed by Company and Consultant.

(b) It is understood that the purpose of the consulting services is to aid and assist the Company in the retention of existing Company clients. Consultant acknowledges and agrees that he will limit his consulting services for the Company to those specific clients that shall be mutually agreed upon in writing at a later date by the Company and the Consultant (collectively, the “Clients”), and shall relate all discussions and communications he has with Company Clients to the Chief Executive Officer of the Company in a timely manner and on a monthly basis.

(c) Consultant further agrees that for the term of this Agreement, and in consideration for the promises and covenants herein, Consultant shall provide the consulting services exclusively to Piper Jaffray and, during the term of this Agreement, Consultant shall not offer the consulting services or any similar services to any other asset manager, investment bank, broker-dealer, other financial services firm, or any other person or business entity. In addition, Consultant agrees that he and his affiliates shall not perform any consulting services for any entity for the term of this Agreement. Consultant represents and warrants that he has no outstanding consulting agreement or obligation that is in conflict with this (or any other) provision of this Agreement and further represents and warrants that he will not enter into any such conflicting agreement or obligation during the term of this Agreement. Nothing herein prohibits Consultant from (i) continuing to sit on the Board of Directors and Investment Committees of not-for-profit organizations, (ii) making investment decisions with respect to Consultant’s own assets or any other assets of which Consultant is a custodian, beneficiary, grantor or trustee, or (iii) continuing to provide services, other than on behalf of the Company, to the entity with whom the Consultant has a pre-existing agreement.

(d) As soon as practicable, Company will send a communication to the Company Clients notifying them of the consulting relationship with Consultant and providing an investment and client service contact at Company.

(e) Consultant acknowledges and agrees that the terms and conditions of this Agreement satisfy the obligations of Piper Jaffray Companies and/or the Company under Section 2.6 of the Employment Agreement.

2. Term.

(a) This Agreement shall remain in effect for a term of twenty-four (24) months commencing on April 1, 2014 and continuing through March 31, 2016, unless sooner terminated as hereinafter provided, or unless extended by written agreement of the parties.

(b) This Agreement may be terminated by either party, with or without cause, upon thirty (30) days prior written notice to the other; provided that if Consultant terminates this Agreement, Consultant shall, in accordance with the terms and conditions hereof, nevertheless wind up in an orderly fashion assignments for the Company which Consultant began prior to the date of notice of termination hereunder.

(c) Upon termination of this Agreement for any reason, Consultant shall be entitled to receive such compensation and reimbursement, if any, accrued under the terms of this Agreement, but unpaid, as of the date Consultant ceases work under this Agreement.

3. Payments and reimbursement.

(a) In consideration of the services to be provided by Consultant to the Company hereunder, the Company shall pay to Consultant a payment of $60,000 per month, payable on the last day of each month for which services have been performed. This monthly payment amount shall be reviewed on a quarterly basis to determine whether any adjustments will be made to it.

(b) The Company shall reimburse Consultant monthly in travel and other expenses Consultant incurs in connection with performing the consulting services. Consultant shall reimburse Consultant a maximum of $60,000 per year for travel and other expenses. Consultant shall obtain the prior written approval of the Chief Executive Officer or Chief Financial Officer of the Company to obtain reimbursement for any travel or other expenses incurred in excess of $5,000 in any given month. To obtain expense reimbursement,

Consultant shall submit to the Chief Financial Officer of the Company, or his or her designee, an invoice describing services rendered and expenses incurred under this Agreement. Company shall provide any documentation requirements and any travel policy restrictions to consultant in writing in advance, or be foreclosed from relying on such requirements and restrictions to deny reimbursement. The Company shall pay to Consultant invoiced amounts within thirty (30) days after receipt of each invoice.

4. Independent contractor status.

The parties agree that this Agreement creates an independent contractor relationship, not an employer-employee, partnership or joint venture relationship. Consultant acknowledges and agrees that in connection with this Agreement, the consideration set forth in Section 3 shall be the sole consideration due Consultant for the services rendered hereunder, and the Company will not provide Consultant with any pension, retirement or employee benefits available to Company’s regular employees, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments. Consultant acknowledges that all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws, including but not limited to income tax withholding, shall be Consultant’s sole responsibility and Consultant shall indemnify and hold Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments. Consultant will not represent himself to be and not hold himself out as an employee of the Company. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party. Notwithstanding the foregoing, nothing contained in this Section shall limit or prohibit Consultant’s right or ability to participate in any equity award under any other Agreement, including but not limited to the Employment Agreement.

5. Restrictive Covenants. The Recipient hereby covenants not to engage in any Restricted Activities (a) during the period that he is providing consulting services to the Company pursuant to this Agreement, and (b) during the five month period following the date that this Agreement is terminated by either party (the “Restricted Period”). The Consultant acknowledges and agrees that this covenant would cause irreparable damage to the Company and that the Company will not have an adequate remedy at law. Therefore, the obligations of the Recipient under this Section 6 shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without proof of actual damages. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Company may have under this Agreement or otherwise.

“Restricted Activities” consist of each of the following:

(i)
the Consultant uses to the detriment of the Company, discloses or misappropriates any Company-Related Information (as defined below), unless the Company or an affiliate consents otherwise in writing. “Company-Related Information” means any confidential or secret knowledge or information of the Company of an affiliate that the Consultant has acquired or becomes acquainted with during the Consultant’s employment with the Company or an affiliate, including without limitation, any confidential client list, confidential business information, confidential materials relating to the practices or procedures of the Company or an affiliate, including, without limitation, the investment advice, methodologies, strategies, business plan and clients lists of the Company and its affiliates or any other proprietary information of the Company or an affiliate; provided, however that Company-Related Information shall not include any knowledge or information that is now published or which subsequently becomes generally publicly known;

(ii)
the Consultant directly or indirectly, on behalf of the Consultant or any other person or entity, solicits, induces or encourages any person then employed by the Company or an affiliate to terminate or otherwise modify their employment relationship with the Company;

(iii)
the Consultant directly or indirectly, on behalf of the Consultant or any other person or entity, solicits or otherwise seeks to divert any customer, client or account of the Company or any affiliate away from engaging in business with the Company or any affiliate.

6. Non-Disparagement. For the period of time that Consultant provides services pursuant to this Agreement and for one (1) year thereafter, Consultant agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its affiliates, or any of its employees. For the period of time that Consultant provides services pursuant to this Agreement and for one (1) year thereafter, Company agrees to use its reasonable efforts to ensure that its employees do not make any public statement that is intended to or could reasonably be expected to disparage Consultant.
7. Other Agreements

(a) Consultant shall maintain any office facilities at a location other than any of the Company’s office locations and shall, except as otherwise provided herein, be solely responsible for the cost of any office space, furniture and equipment utilized by the Consultant in performing consulting services. The Consultant shall not use any facilities, equipment, software, technology or information technology, owned, licensed or administered by the Company in the performance of the consulting services, except with the prior written consent of the Chief Executive Officer or Chief Financial Officer of the Company and in accordance with all applicable policies and procedures of the Company.

(b) As to personal investments of Consultant held at the Company, Consultant shall during the term of this Agreement retain the same rights and benefits as Company employees as to Company-managed products, and all personal trading or investments by Consultant, held at the Company or elsewhere, shall be monitored by Company and subject to the Company’s policies and procedures applicable thereto.

(c) Consultant shall not use the Company’s name, depiction, logos or trademarks in any promotional, advertising or marketing literature, or in any other way without the prior written consent of the Chief Executive Officer or Chief Financial Officer of the Company. The Company may accurately state that Consultant is a consultant to the Company, and list his professional degrees and titles.

(d) This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and, except where otherwise agreed herein, replaces and supersedes all other agreements or understandings, whether written or oral. No alteration or modification of this Agreement shall be valid unless made in writing and executed by Consultant and the Chief Executive Officer or Chief Financial Officer of the Company. Failure to invoke any right, condition or covenant of this Agreement by either party shall not be deemed to imply or constitute a waiver of any right, condition or covenant and neither party may rely on any such failure.

(e) The Consultant and Company mutually represent that to the best of their knowledge neither currently has any agreement with, or any other obligation to, any third party that conflicts with the terms of this Agreement. The parties agree that they shall not intentionally and knowingly enter into any such agreement.

(f) Governing Law; Jurisdiction; Venue. You agree that any claim, controversy or dispute arising out of or relating in any way to your employment with the Company or the terms of your employment shall be submitted for arbitration before the FINRA, subject to the Company's right to seek equitable relief from any court of competent jurisdiction in accordance with the provision below. This Offer Letter shall be subject to, governed by and interpreted in accordance with, the laws of the State of Illinois without regard to conflicts of law principles.

(g) Any notice or other communication by one party to the other hereunder shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), addressed as follows:

If to Consultant:
__________________________________________
__________________________________________

If to the Company:

Advisory Research, Inc.
180 North Stetson Avenue
Suite 5500
Chicago, IL 60601

(h) The parties acknowledge that the consulting services are personal in nature, and that from the Company’s perspective the specific identity of the Consultant is material to Company’s choice to enter into this Agreement. Therefore, the Consultant expressly agrees that he may not assign this Agreement without the written consent of the Chief Executive Officer or Chief Financial Officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

/s/ Brien M. O'Brien
By: Brien M. O’Brien

ADVISORY RESEARCH, INC.

/s/ Christopher D. Crawshaw
By: Christopher D. Crawshaw
Title: CEO